EXHIBIT 99.1


THE MAY DEPARTMENT STORES COMPANY REPORTS
RESULTS FOR THE SECOND QUARTER AND
FIRST SIX MONTHS OF FISCAL 2005

     ST. LOUIS, Aug. 9, 2005 - The May Department Stores Company [NYSE: MAY] today announced earnings per share and net earnings for the second quarter and first half of fiscal 2005.
     For the 13 weeks ended July 30, 2005, earnings per share were 16 cents, compared with 33 cents in the similar quarter a year ago. Net earnings were $52 million, compared with net earnings of $101 million in the prior-year period.
     During the 2005 second quarter, May recorded $63 million, or 13 cents per share, of expenses related to the proposed merger with Federated Department Stores, Inc., including $57 million, or 12 cents per share, of accelerated stock compensation charges triggered by shareowner approval of the merger.
The merger, approved in July by shareowners of both companies, is currently undergoing anti-trust review and is expected to close in the third quarter.
     Second quarter 2005 earnings also include net store divestiture gains of $8 million, or 2 cents per share, and an $18 million, or 6 cents per share, income tax provision reduction recorded upon the resolution of certain tax issues. The net gain on store divestitures resulted from gains on the sale of certain stores. Second quarter 2004 earnings included store divestiture costs of $15 million, or 3 cents per share.
     Despite the disappointing store-for-store sales during the 2005 second quarter, May's inventories are well-positioned going into the fall season. Overall store-for-store inventories, which exclude Marshall Field's, at the end of July are 6% below last year.
     During the second quarter, May completed the repayment of all short-term borrowings incurred to fund the acquisition of Marshall Field's in July 2004 and has $323 million of cash and cash equivalents as of July 30, 2005.
     Net sales for the 2005 second quarter were $3.45 billion, an increase of 16.6%, compared with $2.96 billion in the 2004 second quarter. Store-for-store sales decreased 1.6% for the quarter.
     For the six months ended July 30, 2005, earnings per share were 29 cents, compared with 57 cents per share in 2004. Net earnings were $93 million, compared with $177 million a year ago. Earnings for the first half of 2005 include store divestiture costs of $1 million, Marshall Field's start-up integration costs of $27 million, or 6 cents per share, Federated merger-related expenses of $67 million, or 14 cents per share, and the benefit of $32 million,

                                  - more -


                                      2

or 10 cents per share, of income tax provision reductions. Results for the first half of 2004 include store divestiture costs of $22 million, or 5 cents per share.
     Net sales for the first six months of 2005 were $6.81 billion, an increase of 15.1%, compared with $5.92 billion in the similar 2004 period. Store-for-store sales decreased 3.4% for the first half of fiscal 2005.
     During the second quarter, May opened a new Kaufmann's store in Pittsburgh, Pa. The Bridal Group also opened two David's Bridal stores and three After Hours Formalwear stores during the quarter.
     Six additional department stores are planned for 2005: three Foley's stores in Loveland, Colo., and San Antonio and Dallas/Fort Worth, Texas; a Hecht's store in N. Charlotte, N.C.; a Kaufmann's store in Columbus, Ohio; and a Robinsons-May store in Simi Valley, Calif. The Bridal Group plans to open an additional 14 David's Bridal stores and 11 After Hours stores by year-end.
     At the end of the second quarter, May operated 487 department stores under the names of Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 243 David's Bridal stores, 452 After Hours Formalwear stores, and 11 Priscilla of Boston stores in its Bridal Group. May currently operates in 46 states, the District of Columbia, and Puerto Rico.

                                    # # #


This release also contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, our ability to hire and retain qualified associates, and those risks generally associated with the integration of Marshall Field's with May and May with Federated. Because of these factors, actual performance could differ materially from that described in forward-looking statements.


For further information, contact Sharon Bateman at 314-342-6494.



CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS


                                    3

                                 THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                                  (Unaudited)

                                                13 Weeks Ended	                           26 Weeks Ended
                                       July 30, 2005       July 31, 2004          July 30, 2005       July 31, 2004
                                                 % to                % to                   % to                % to
(millions, except per share)           $    Net Sales      $    Net Sales         $    Net Sales      $    Net Sales
Net sales                           $ 3,446             $ 2,956                $ 6,815             $ 5,919

Cost of sales:
  Recurring                           2,464    71.5 %     2,065    69.9 %        4,899    71.9 %     4,185    70.7 %
  Restructuring markdowns                 3     0.1           6     0.2              9     0.1          11     0.2

Selling, general, and
   administrative expenses              833    24.2         634    21.4          1,610    23.6       1,273    21.5
Restructuring costs                     (11)   (0.3)          9     0.3             (8)   (0.1)         11     0.2
Interest expense, net                   103     3.0          82     2.8            209     3.1         158     2.7

Earnings before income taxes             54     1.5         160     5.4             96     1.4         281     4.7

Provision for income taxes                2     3.3 *        59    37.0 *            3     3.2 *       104    37.0 *

Net earnings                        $    52     1.5 %   $   101     3.4 %      $    93     1.4 %   $   177     3.0 %

Diluted earnings per share          $  0.16             $  0.33                $  0.29             $  0.57

Dividends paid
   per common share                 $  0.24-1/2         $  0.24-1/4            $  0.49             $  0.48-1/2

Diluted average shares
   and equivalents                    306.4 **            307.9                  302.4 **            308.1

*  Percent represents effective income tax rate.
** 2005 average shares exclude ESOP shares because they are anti-dilutive.  See page 6.

           Net Sales - Percent Increase (Decrease) From Prior Year
Net sales include merchandise sales and lease department income.
Store-for-store sales compare sales of stores open during both periods beginning the first day a new store has prior year sales and exclude sales of stores closed during both periods.

                 13 Weeks Ended           26 Weeks Ended
                  July 30, 2005            July 30, 2005
                        Store-for-               Store-for-
                 Total    Store           Total    Store
                 16.6%    (1.6)%          15.1%    (3.4)%


                                      4

                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                               CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited and Subject to Reclassification)

(millions)
                              July 30,     July 31,    LIABILITIES AND           July 30,   July 31,
ASSETS                           2005         2004     SHAREOWNERS' EQUITY          2005       2004
Cash and cash equivalents    $    323     $    267     Notes payable            $      -   $    547
Accounts receivable, net        1,894        2,044     Current maturities of
Merchandise inventories         3,155        3,170       long-term debt              248        347
Other current assets              200          103     Accounts payable and
Total Current Assets            5,572        5,584       accrued expenses	   2,839      2,774
                                                       Total Current Liabilities   3,087      3,668
Property and equipment, net     6,115        6,167
Goodwill and other intangibles  3,233        3,277     Long-term debt              5,550      5,794
Other assets                      149          139     Deferred income taxes         820        731
                                                       Other liabilities             532        511
                                                       ESOP preference shares        179        222
                                                       Shareowners' equity         4,901      4,241

                                                       Total Liabilities and
Total Assets                 $ 15,069       15,167       Shareowners' Equity    $ 15,069   $ 15,167


              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (Unaudited and Subject to Reclassification)

(millions)                                                  26 Weeks Ended
                                                         July 30,     July 31,
                                                            2005         2004

Operating activities:
   Net earnings                                         $     93     $    177
   Depreciation and amortization                             336          285
   Net decrease in working capital and other                 239  	  103
Total operating activities                                   668  	  565

Investing activities:
   Net additions to property and equipment                  (241)        (226)
   Business combinations                                       -       (3,200)
Total investing activities                                  (241)      (3,426)

Financing activities:
   Net issuances (payments) of notes payable
      and long-term debt                                    (377)  	2,692
   Net issuances of common stock                             364 	   21
   Dividend payments                                        (153) 	 (149)
Total financing activities                                  (166)       2,564

Increase (decrease) in cash and cash equivalents             261 	 (297)

Cash and cash equivalents, beginning of period                62          564

Cash and cash equivalents, end of period                $    323     $    267


                                      5


               THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Interim Results

The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 2004 Annual Report on Form 10-K/A and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Operating results of periods which exclude the Christmas season may not be indicative of the operating results that may be expected for the fiscal year. Marshall Field's assets and liabilities are included in the consolidated balance sheet as of July 31, 2004, and results of operations are included beginning August 1, 2004.

Reclassifications

Certain prior period amounts have been reclassified to conform with current year presentation.

Merger

On February 28, 2005, May and Federated Department Stores, Inc. (Federated) announced that they entered into a merger agreement. The shareowners of both companies approved the merger in July 2005. Completion of the merger is contingent on anti-trust review and is expected to close in the third quarter of 2005. The company recorded merger-related expense of $63 million and $67 million in the second quarter and first six months of 2005, respectively, including the $57 million stock compensation charge.

The company's stock incentive plan contains a provision under which all unvested stock options and restricted stock issued prior to 2005 become fully vested upon shareowner approval of a company merger. As a result, in the 2005 second quarter, approximately 7.8 million shares vested, and the company recorded a corresponding stock compensation charge of $57 million. Options granted in 2005 will vest upon completion of the transaction, which is expected to be in the third quarter of 2005. Since the announcement of the merger, the company has experienced a significant increase in option exercises. Proceeds from option exercises in 2005 total approximately $364 million and have been used to pay down short-term borrowings and purchase commercial paper.

Cost of Sales

For the 13 weeks ended July 30, 2005, recurring cost of sales as a percent of net sales increased 1.6%. That increase was principally caused by markdowns recorded to keep inventories current, including $33 million of incremental markdowns related to proprietary product, and a 0.4% increase in occupancy costs caused by decreased store-for-store sales leverage. For the 26 weeks ended July 30, 2005, recurring cost of sales as a percent of net sales increased 1.2%, principally because of an 0.8% increase in the cost of merchandise as a result of markdowns taken to keep inventories current and a 0.5% increase in occupancy costs caused by decreased store-for-store sales leverage. In addition, restructuring markdowns of $3 million and $9 million in the second quarter and first six months of 2005, respectively, were incurred to liquidate inventory as stores to be divested were closing.

Selling, General, and Administrative Expenses (SG&A)

SG&A expenses as a percent of net sales increased from 21.4% in the second quarter of 2004 to 24.2% in the second quarter of 2005. Federated merger-related costs accounted for 1.9% of the increase, and Marshall Field's start-up integration expenses negatively impacted SG&A by 0.2%. The rest of the increase in SG&A expense was principally caused by decreased store-for-store sales leverage.

SG&A expenses as a percent of net sales increased from 21.5% in the first six months of 2004 to 23.6% in the first six months of 2005. Federated merger-related costs accounted for 1.0% of the increase, and Marshall Field's start-up integration expenses negatively impacted SG&A by 0.5%. The rest of the increase in SG&A expense was principally caused by decreased store-for-store sales leverage.

Restructuring Costs

In July 2003, the company announced its intention to divest 34 underperforming department stores for total estimated charges of $380 million. Through the end of the 2005 second quarter, 31 stores have been closed. The company recognized a net gain of $8 million in the second quarter of 2005 and net expense of $1 million for the first six months of 2005. The company recognized expense of $15 million and $22 million in the second quarter and first six months of 2004, respectively.


                                      6

              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Income Taxes

The effective tax rate for the first six months of 2005 was 3.2%, compared with 37.0% for the first six months of 2004. 2005 income taxes include $32 million of provision reductions recorded upon the resolution of various federal and state tax issues. The company's 2005 estimated effective tax rate is 36.0% excluding those reductions.

Interest Expense

The $51 million increase in interest expense to $209 million in the first six months of 2005 was due primarily to higher long-term borrowings as a result of Marshall Field's acquisition-related debt. During the 2005 second quarter, May completed the repayment of short-term borrowings used to finance the Marshall Field's transaction.

Diluted Earnings Per Share

The following table reconciles net earnings and weighted average shares outstanding to amounts used to calculate basic and diluted earnings per share ("EPS") for the period shown (millions, except per share).

                                                13 Weeks Ended
                                  July 30, 2005               July 31, 2004

                           Earnings   Shares     EPS   Earnings   Shares     EPS

Net earnings                $    52                     $   101
ESOP preference shares'
  dividends                      (3)                         (4)
Basic EPS                        49    303.1  $ 0.16         97    292.1  $ 0.33
ESOP preference shares            -      0.0                  3     15.0
Assumed exercise of options
 (treasury stock method)          -      3.3                  -      0.8
Diluted EPS                 $    49    306.4  $ 0.16    $   100    307.9  $ 0.33


                                                26 Weeks Ended
                                  July 30, 2005               July 31, 2004

                           Earnings   Shares     EPS   Earnings   Shares     EPS

Net earnings                $    93                     $   177
ESOP preference shares'
  dividends                      (7)                         (8)
Basic EPS                        86    299.8  $ 0.29        169    291.7  $ 0.58

ESOP preference shares            -      0.0                  7     15.2
Assumed exercise of options
 (treasury stock method)          -      2.6                  -      1.2
Diluted EPS                 $    86    302.4  $ 0.29    $   176    308.1  $ 0.57

Diluted EPS excludes 12 million ESOP preference shares and $3 million of earnings adjustments for the 2005 second quarter and 13 million ESOP preference shares and $6 million of earnings adjustments for the first six months of 2005 because of their anti-dilutive effect.


                                     7

              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Stock Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment." SFAS No. 123 (revised 2004) establishes standards that require companies to record the cost resulting from all share-based payment transactions using the fair value method. Transition under SFAS No. 123 (revised 2004) requires using a modified version of prospective application under which compensation costs are recorded for all unvested share-based payments outstanding or a modified retrospective method under which all prior periods impacted by SFAS No. 123 are restated. SFAS No. 123 (revised 2004) is effective as of the 2006 first quarter, with early adoption permitted. The company has not determined which transition method it will use. However, neither method will result in incremental future expense.

Trailing Years' Results

Operating results for the trailing years were as follows (millions, except per share):

                                     July 30,      July 31,
                                        2005          2004

     Net sales                      $ 15,337      $ 13,389
     Net earnings                   $    440      $    649
     Diluted earnings per share     $   1.42      $   2.14